Resignation of Oppenheim and Ostrick, CPAs

OPPENHEIM AND OSTRICK, CPAs 4256 Overland Drive Culver City, CA 90230 Telephone 310/839-3930
Fax 310/839-3776

April 20, 2001

Mr. J.R. Nelson, President
Houston Operating Company
1145 Rockland Drive
Littleton, CO 80127

Dear Mr. Nelson:

This is to confirm that the client-auditor relationship between Houston Operating Company (Commission File Number 000-31553) and Oppenheim and Ostrick, CPAs has ceased.

Sincerely,


/s/ Oppenheim and Ostrick
--------------------------------------------
OPPENHEIM AND OSTRICK, CPAs